Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 29, 2003

among

KINKO’S, INC.,

FEDEX CORPORATION,

KEYWAY, INC.

and

the entities set forth herein as Principal Stockholders

i

ii

**	Exhibits and Disclosure Schedules are not included with this filing. A copy of any omitted exhibit or schedule will be furnished supplementally to the Commission upon request.**

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of December 29, 2003 among Kinko’s, Inc., a Delaware corporation (the “Company”), FedEx Corporation, a Delaware corporation (“Parent”), Keyway, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Clayton, Dubilier & Rice Fund V Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands (“CD&R V”), Clayton, Dubilier & Rice Fund VI Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands (“CD&R VI”, and together with CD&R V, “CD&R”), and J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (each of the foregoing, a “Principal Stockholder”, and collectively, the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Parent, Merger Subsidiary and the Company deem it advisable and in the best interest of their respective shareholders to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, the Board of Directors of the Parent (on its own behalf and as the sole stockholder of Merger Subsidiary), Merger Subsidiary and the Company have each approved and adopted the Merger;

WHEREAS, substantially concurrently herewith, the Principal Stockholders will execute and deliver written consents in the form of Exhibit A hereto approving the Merger (the “Consents”); and

WHEREAS, Parent, Merger Subsidiary, the Company and the Principal Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the merger.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction (including but not limited to any strategic alliance) the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capitalized Leases” means all lease obligations which are capitalized on the books of the Company or its Subsidiaries.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2002 and the footnotes thereto.

“Company Balance Sheet Date” means December 31, 2002.

“Company Expenses” means all fees, costs and expenses of the Company or its Subsidiaries in connection with or arising out of the planning, structuring, negotiation or consummation of the transactions contemplated by this Agreement and any alternative transaction contemplated by the Company or its Subsidiaries in lieu of this transaction (including any recapitalization), including legal, accounting, investment banking, advisory fees, costs and expenses, prepayment penalties and other amounts payable on the occurrence of or based upon a change of control (other than the Option Amount, the Supplemental Option Amount and Funded Debt); provided that 50% of any such fees, costs and expenses payable on the occurrence of or based upon a change of control in connection with any leased assets shall be excluded from “Company Expenses”.

“Company Stock” means the Voting Company Stock and the Non-Voting Company Stock.

“Deferred Shares” means each deferred right to receive shares of Voting Company Stock outstanding under any compensation plan or arrangement of the Company.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other Third Party, relating to human health, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Funded Debt” means (i) all obligations of the Company and its Subsidiaries for borrowed money, including all accrued and unpaid interest and any prepayment fees or penalties, (ii) all other obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest and any prepayment fees or penalties and (iii) all Capitalized Leases.

“GAAP” means generally accepted accounting principles in the United States of America.

“Home Run Options” means those non-qualified stock options to purchase shares of Company Voting Stock issued to Gary M. Kusin pursuant to Section 4(f) of his Employment Agreement with the Company dated as of June 19, 2001.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (v) all lease obligations of such Person capitalized on the books and records of such Person, (vi) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (viii) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (ix) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a Subsidiary of such Person.

“Information Statement” means the Information Statement and Offer to Purchase sent by the Company to its stockholders on or about November 19, 2002 in connection with its offer to purchase for cash up to 17,200,000 shares of Voting Company Stock.

“Intellectual Property Rights” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, work of authorship, know-how, product design, pattern, proprietary technology, proprietary information, proprietary materials, Internet domain names, software, proprietary processes, formulae and customer lists (including any registrations or applications for registration of any of the foregoing) and any other similar type of proprietary intellectual property right recognized by any jurisdiction.

“International Plan” means any Employee Plan that (i) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (ii) covers any employee or former employee of the Company or any of its Subsidiaries who is based outside the United States.

“IP License” means all material license or development agreements for Intellectual Property Rights to which the Company or any Subsidiary is a party whether as licensee or licensor.  As used in this definition and elsewhere in

Section 3.15, material means necessary to conduct the business of the Company as currently conducted.

“ISRA” means the New Jersey Industrial Site Recovery Act.

“Knowledge” of the Company means the actual knowledge after reasonable inquiry of the following individuals:  Leslie M. Benners, Mark A. Blinn, Daniel J. Connors, Gary M. Kusin, Frederic C. Liskow, James B. McCurry, Paul G. Rostron, Mark A. Seals, Thomas A. Carroll, John M. McDonald, Mitchell E. Salamon, Curtis D. McClellan and Wesley E. Wada.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Agreements” means the management stock subscription agreements, management stock option agreements, option agreements and deferred share award agreements entered into pursuant to the Employee Plans and the Company’s Directors Compensation Plan.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding, in each case, any change or effect resulting from, arising out of or relating to (i) changes in (x) United States or global economic conditions which do not disproportionately impact the Company or any of its Subsidiaries, (y) the document services industry which do not disproportionately impact the Company or any of its Subsidiaries or (z) laws or accounting standards, principles or interpretations of general application which do not disproportionately impact the Company or any of its Subsidiaries or (ii) the announcement of this Agreement or consummation of the transactions contemplated hereby.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Non-Voting Company Stock” means the non-voting common stock, $.01 par value, of the Company.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Subsidiary of the Company.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” mean (i) Liens relating to Indebtedness reflected in the Company Balance Sheet, (ii) Liens for taxes, assessments or governmental charges or levies not yet due and payable or that are being contested in good faith through appropriate proceedings for which adequate reserves have been established on the Company’s books and records in accordance with GAAP, (iii) Liens created by or resulting from the actions of Merger Sub or Parent or any of their respective Affiliates, (iv) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of its Subsidiaries, (v) Liens of carriers, warehousemen, mechanics, and materialmen and other like Liens arising in the ordinary course of business and not related to Indebtedness, and (vi) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan Payment Cap” means a cap on payments under an Employee Plan to prevent such payments from being subject to an excise tax pursuant to Section 4999 of the Code.

“Post-Closing Tax Period” means any Tax period beginning after the Closing; and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period beginning after the Closing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing; and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing.

“Shares” means shares of Company Stock.

“Stockholder” means any Person who beneficially owns Shares at the Effective Time.

“Stockholder Loan Agreement” means the (i) Loan Purchase Agreement dated as of June 30, 2000, between The Chase Manhattan Bank, a New York banking corporation, Bank of America, N.A. (“BOA”) and the Company, (ii) Limited Guaranty, dated as of June 30, 2000, between BOA, the Company and certain subsidiaries of the Company and (iii) individual loan agreements, pledge agreements and demand notes of each Stockholder pursuant to the foregoing as applicable.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at any time directly or indirectly owned by such Person.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Returns” means statements, reports, elections, declarations, disclosures, annual reports, schedules, and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any Subsidiary that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Voting Company Stock” means the voting common stock, $.01 par value, of the Company.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Amount	2.04
Affected Employee	7.04
Aggregate Merger Consideration	2.04
Bond	3.16
CD&R	Preamble
CD&R V	Preamble
CD&R VI	Preamble
Certificate of Merger	2.02
Certificates	2.04
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Disclosure Schedule	Article 3
Company Securities	3.05
Company Stock Option	2.07
Company Subsidiary Securities	3.06
Confidentiality Agreement	6.02
Consents	Recitals
Covered Persons	6.02
Delaware Law	Recitals
Effective Time	2.02
Employee Plans	3.22
End Date	10.01
Exchange Agent	2.04
HIPAA	7.04
Indemnified Person	7.03
Insurance Policy	3.16
Leased Real Property	3.14
Material Lease	3.14
Material Leased Real Property	3.14
Merger	2.01
Merger Consideration	2.04
Merger Subsidiary	Preamble
Option Amount	2.04
Option Benefit	2.04
Option Consideration	2.07
Parent	Preamble
Parent Plan	7.04
Permits	3.17
Per Share Amount	2.04
Primary Shares	2.04
Principal Stockholder	Preamble
Remaining Cash	2.04
Statement	2.05
Stockholder Notice	6.09

Term	Section
Supplemental Option Amount	2.04
Surviving Corporation	2.01
Third Party Interest	3.06
Uncertificated Shares	2.04

Section 1.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several; provided that any obligations hereunder of the Principal Stockholders are several and not joint, notwithstanding anything herein to the contrary.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Closing; Effective Time.  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the second Business Day (the “Closing Date”) after the date on which each of the conditions set forth in Article 9 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.  At the Closing, Merger Subsidiary and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in the form required by and executed in accordance with the applicable provisions of Delaware Law.  The Merger shall become effective as of the date and time of such filings or such other time after such filings as Merger Subsidiary and the Company shall agree in the Certificate of Merger (the “Effective Time”).

Section 2.03.  Certificate of Incorporation; Bylaws; Directors and Officers.  (a) At the Effective Time, and without any further action on the part of the Company or Merger Subsidiary, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

(b)        The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

(c)        From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.04.  Conversion Of Shares.  (a) At the Effective Time,

(i)            except as otherwise provided in Sections 2.04(a)(ii) and 2.06, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Amount in cash (the “Merger Consideration”), without interest;

(ii)           each Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(iii)          each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)        The aggregate Merger Consideration shall be (i) the sum of $2,400,000,000 plus any Remaining Cash plus the Option Benefit, (ii) minus, without duplication, the Funded Debt, the Option Amount and the Supplemental Option Amount (“Aggregate Merger Consideration”).

The Per Share Amount shall be the quotient of the Aggregate Merger Consideration divided by the number of Primary Shares.

“Additional Amount” means the sum of:

(i)            the product of (x) the number of Shares issued or deemed to be issued in respect of or exchange for Company Stock Options and Deferred Shares during December 2003 (excluding any such Shares withheld by the Company or any of its Subsidiaries in respect of withholding tax obligations or for repayment of any Stockholder Loan Agreement) and (y) the greater of $37.40 and the Per Share Amount;

(ii)           the product of (x) the number of any such Shares referred to in the foregoing clause (i)(x) of this definition withheld by the Company or any of its Subsidiaries in respect of withholding tax obligations or for repayment of any Stockholder Loan Agreement and (y) $37.40; and

(iii)          the product (such product, the “Supplemental Option Amount”) of (x) the excess, if any, of the Per Share Amount over $37.40 and (y) the number of Company Stock Options and Deferred Shares canceled or exercised in connection with clause (i) of this definition, less the number of Shares actually received (after giving effect to the withholding of Shares referred to in clause (ii)(x) of this definition) by the holders of such Company Stock Options or Deferred Shares in respect of such cancellations or exercises, subject to any Plan Payment Cap.

“Option Amount” means the sum of (i) the aggregate positive differences between the Per Share Amount and the exercise price of each Company Stock Option and (ii) the product of the number of Deferred Shares and the Per Share Amount in each case, as of the Effective Time, minus any reduction in payments of Option Consideration resulting from any Plan Payment Cap.  The Per Share Amount used in the calculation of the Option Amount shall be equal to the Per Share Amount to be paid pursuant to this Agreement in respect of each outstanding Share.

“Option Benefit” means (i) 35% of the sum of the Option Amount and the Additional Amount, less (ii) $5,000,000.

“Primary Shares” means the total number of Shares outstanding at the Effective Time (disregarding Company Stock Options, Deferred Shares and any other securities convertible or exchangeable into Shares).

“Remaining Cash” means the aggregate of cash balances and cash equivalents of the Company as of the close of business two Business Days prior to the Effective Time as determined in accordance with GAAP.

Section 2.04(b) of the Company Disclosure Schedule sets forth an example of the calculation of the Per Share Amount based on specified assumptions.

Section 2.05.  Surrender and Payment.  (a)  At or before 5:00 p.m. Eastern time on the Business Day prior to the anticipated Closing Date, the Company shall deliver to Parent a statement, in form and substance reasonably satisfactory to Parent, certified by the chief financial officer of the Company (the “Statement”), setting forth the Remaining Cash, the Option Amount, the Supplemental Option Amount, the Company Expenses, the Funded Debt and the Primary Shares, in each case (other than the Remaining Cash) calculated as of the Effective Time, quantifying in reasonable detail the items constituting such amounts and providing such evidence thereof as Parent may reasonably request, together with a calculation of the Aggregate Merger Consideration as of the Effective Time.  Upon delivery of the Statement by the Company, the Company shall provide Parent and its representatives with access to the officers, employees, agreements, and books and records of the Company and each of its Subsidiaries in order to allow Parent and its representatives to verify the accuracy of such amounts.

(b)        Immediately prior to the Effective Time, Parent shall contribute cash to Merger Sub in an amount equal to the sum of the Option Amount, the Supplemental Option Amount and the amount of Funded Debt to be paid off at Closing.  Immediately following the Effective Time, Parent shall cause the Surviving Corporation to repay such portion of the Funded Debt as of the Effective Time as Parent shall determine (it being understood that any election by Parent not to repay a portion of the Funded Debt shall not alter the calculation of the aggregate Merger Consideration).  Parent and the Company shall use their reasonable best efforts to obtain waivers of or consents with respect to any Funded Debt to the extent such Funded Debt is not repaid in full at Closing and such waivers or consents are necessary as a result of the transactions contemplated hereby.  As soon as reasonably practicable following the Effective Time, Parent shall cause the Surviving Corporation to pay to each former holder of a Company Stock Option or Deferred Share canceled or exercised in connection with clause (i) of the definition of Additional Amount an amount in cash determined by multiplying (i) the excess (if any) of the Per Share Amount over $37.40 by (ii) the number of shares of Voting Company Stock underlying such Company Stock Option or Deferred Share less the number of any Shares actually received (after giving effect to the withholding of Shares referred to in clause (ii)(x) of the definition of Additional Amount) by the former holder of such Company Stock Option or Deferred Share in respect of such cancellation or exercise, subject in each case to any Plan Payment Cap.

(c)        Prior to the Effective Time, Parent and the Company shall appoint The Bank of New York as an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”).  Immediately prior to the Effective Time, Parent or Merger Subsidiary shall make available by wire transfer of immediately available funds to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the date hereof, the Company shall send, or shall cause the Exchange Agent to send, to each holder of Shares a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.  The letter of transmittal shall be in a form mutually agreeable to the Company and Parent and shall provide for the payment of any outstanding balances under the Stockholder Loan Agreement out of the proceeds otherwise payable to the relevant Stockholder.  Section 2.05(c) of the Company Disclosure Schedule lists the aggregate amount of available credit under the Stockholder Loan Agreement, each Stockholder with an outstanding balance under the Stockholder Loan Agreement, the amount of such balance and the number of Shares held by such Stockholder, in each case as of November 30, 2003.

(d)        Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, at or following the Closing, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(e)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f)         After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(g)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.05 that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent or the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.06.  Dissenting Shares.  Notwithstanding Section 2.04, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07.  Stock Options and Deferred Shares.  (a) Immediately prior to the Effective Time, each option to purchase shares of Voting Company Stock outstanding under any compensation plan or arrangement of the Company or its

Subsidiaries or otherwise outstanding (each such option, a “Company Stock Option”) and each Deferred Share shall be canceled, and each holder of any such Company Stock Option (other than the Home Run Options) or Deferred Shares, shall be entitled to receive from the Company (subject to any Plan Payment Cap), an amount in cash determined by multiplying (i) in the case of the Company Stock Options, the excess (if any) of the Per Share Amount over the exercise price of such Company Stock Option and in the case of the Deferred Shares, the Per Share Amount by (ii) the number of shares of Voting Company Stock underlying such Company Stock Option or Deferred Share (such amount, the “Option Consideration”).  All such payments will be subject to the terms and conditions of the plans or agreements with respect to which such options or shares were issued, including, but not limited to applicable tax withholding requirements.  At or immediately prior to the Effective Time all Home Run Options shall be cancelled pursuant to their terms without any consideration being payable to the holder thereof.

(b)        Prior to the Effective Time, the Company shall, to the extent necessary to give effect to the transactions contemplated by this Section 2.07, (i) obtain any consents from holders of Company Stock Options and Deferred Shares and (ii) make amendments to the terms of the Company’s stock option or compensation plans or arrangements.  Notwithstanding any other provision of this Section 2.07, payment may be withheld in respect of any Company Stock Option or Deferred Share until such necessary consents are obtained.

Section 2.08.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.09.  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.10.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that except as set forth in the disclosure schedule (with specific reference to the Section of this Agreement to which the information stated in such schedule relates and such other Sections to the extent such matter is disclosed in such a way as to make the relevance of the information called on by such other Section reasonably apparent) dated as of the date of this Agreement provided by the Company to Parent and Merger Subsidiary (the “Company Disclosure Schedule”):

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and, except to the extent such failure to have would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 3.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  This Agreement constitutes a valid and binding agreement of the Company.

(b)        At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, including Japan, Korea and China, (iii) compliance with any applicable requirements of any applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of ISRA and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (ii), (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the actions contemplated by this Agreement.

Section 3.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Voting Company Stock and 100,000,000 shares of Non-Voting Company Stock.  As of December 26, 2003,

there were issued 73,212,745 shares of Voting Company Stock (including 17,503,838 treasury shares) and 1 share of Non-Voting Company Stock and Company Stock Options to purchase an aggregate of 6,306,144 shares of Voting Company Stock (of which options to purchase an aggregate of 874,047 shares of Voting Company Stock were exercisable) and 339,799 Deferred Shares.  Immediately following the consummation of the transactions contemplated by the definition of Additional Amount, there will have been issued 73,212,745 shares of Voting Company Stock (including 16,896,088 treasury shares, of which treasury shares 362,368 shares will represent Shares withheld pursuant to clause (ii) of the definition of Additional Amount) and 1 share of Non-Voting Company Stock and Company Stock Options to purchase an aggregate of 4,636,374 shares of Voting Company Stock and 330,178 Deferred Shares.  All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  No Company Subsidiary owns any shares of capital stock of the Company.

(b)        Except as set forth in this Section 3.05 and for changes since December 26, 2003 resulting from the exercise or cancellation of Company Stock Options outstanding on such date and Deferred Shares allocated to directors of the Company pursuant to the Company’s Directors Compensation Plan in effect as of such date, as of the date hereof there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, or (v) contractual obligations or commitments to which the Company is a party of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities other than pursuant to the Management Agreements or the transactions contemplated by the definition of Additional Amount.

Section 3.06.  Subsidiaries.  (a) Each Subsidiary of the Company is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all powers (corporate or otherwise) and, except to the extent such failure to have would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign company in all jurisdictions and is in good standing where such qualification is necessary, except to the extent any such failure would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  All Subsidiaries of the Company, the Company’s ownership interests therein, and their respective jurisdictions of formation are identified in Section 3.06 of the Company Disclosure Schedule.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of each Subsidiary of the Company as currently in effect.

(b)        All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)        Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in, any other Person (collectively, “Third Party Interests”).  Neither the Company nor any Subsidiary of the Company have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.

Section 3.07.  Financial Statements.  (a) The audited consolidated balance sheets as of December 31, 2000, 2001 and 2002 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2000, 2001 and 2002 and the unaudited interim consolidated balance sheet as September 30, 2003 and the related unaudited interim consolidated statements of income and cash flows for the three and nine month periods ended September 30, 2003 of the Company and its Subsidiaries, each of which is included in Section 3.07 of the Company Disclosure Schedule, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).  The books and records of the Company and its Subsidiaries have been, and are being maintained, in all material respects, in accordance with applicable legal and accounting requirements.

(b)        Information Statement.  As of its mailing date, the Information Statement did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)        Reports to Stockholders.  As of their respective dates, the Company’s Annual Report to Stockholders as of and for the years ended December 31, 2002 and 2001 and each subsequent Quarterly Report to Stockholders of the Company did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.08.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date and prior to the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(ii)           any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries or any other changes or amendments to the organizational documents of the Company or any Subsidiary;

(iii)          any incurrence of any Indebtedness, other than (A) Funded Debt and (B) Indebtedness incurred in the ordinary course of business (but in any event not exceeding $500,000 in the case of subclause (B));

(iv)          any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices and that are disclosed in Section 3.08(a)(iv) of the Company Disclosure Schedule, other than Permitted Liens and other than Liens securing Indebtedness permitted to be incurred under Section 3.08(a)(iii);

(v)           any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

(vi)          any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in any case, material and adverse to the Company and its Subsidiaries, taken as a whole;

(vii)         any change in any method of accounting or accounting principles or practice by the Company and its Subsidiaries on a consolidated basis, except for any such change required by reason of a concurrent change in GAAP;

(viii)        any (A) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (B) increase in benefits payable under any existing severance or termination pay policies, (C) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (D) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (E) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries (other than periodic salary increases in the ordinary course of business consistent with past practice or in connection with promotions);

(ix)           any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount in excess of $5,000,000 in the aggregate;

(x)            any material payments, discount activity or any other consideration paid to customers or suppliers, other than in the ordinary course of business and other than Company Expenses; or

(xi)           if applicable, agreement or commitment to do any of the foregoing.

(b)        Since the Company Balance Sheet Date, there has not been:

(i)            any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(iii)          any labor dispute, other than routine individual grievances, or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to such employees or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date;

(iv)          any cancellation, termination or material modification of the relationship between the Company or any Subsidiary of the Company with its significant suppliers or customers that is material and adverse to the Company and its Subsidiaries, taken as a whole, or any notification to the Company or any Subsidiary of the Company of any proposal therefor and the Company otherwise has no Knowledge of the occurrence of any event that is likely to result in any such cancellation, termination or modification;

(v)           any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(vi)          any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vii)         any material revaluation by the Company or any of its Subsidiaries of any material assets, including, without limitation, writing down of the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice and other than resulting from any changes in GAAP adopted after the date hereof;

(viii)        any alteration through merger, liquidation, reorganization, recapitalization or restructuring of the corporate structure or ownership of the Company or any Subsidiary;

(ix)           any payment, discharge or satisfaction of any material liability, other than in the ordinary course of business; or any failure to pay or satisfy when due any material liability of the Company or any Subsidiary;

(x)            any settlement or compromise of any material litigation for aggregate consideration to be paid by the Company or its Subsidiaries in excess of $250,000, or involving any material limitation on the operation of the business;

(xi)           any material and adverse changes or amendments to any contract or agreement listed in Section 3.11 of the Company Disclosure Schedule, other than as contemplated by this Agreement;

(xii)          any material change in the Company’s net working capital position other than seasonal changes in net working capital consistent with past experience; or

(xiii)         if applicable, agreement or commitment to do any of the foregoing.

Section 3.09.  No Undisclosed Material Liabilities.  There are no liabilities or obligations, including those relating to material guarantees, indemnities or variable interest entities, of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a)        liabilities or obligations, disclosed and provided for in the Company Balance Sheet or in the notes thereto,

(b)        liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date,

(c)        any other claims, obligations or liabilities which are not material to the Company and its Subsidiaries taken as a whole, and

(d)        liabilities disclosed in Section 3.09 of the Company Disclosure Schedule.

Section 3.10.  Intercompany Accounts.  Section 3.10 of the Company Disclosure Schedule contains a complete list of all intercompany balances as of the Company Balance Sheet Date between the Company’s Affiliates (including for these purposes the Principal Stockholders and their Affiliates but excluding Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand.  Since the Company Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary of the Company to any such Person or other transaction between the Company or any Subsidiary of the Company and any such Person, other than accruals in the ordinary course of business consistent with past practices.

Section 3.11.  Material Contracts.  (a)  Except as disclosed in the correspondingly numbered paragraph of Section 3.11 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any Subsidiary of the Company is a party to or bound by:

(i)            any lease or sublease (other than of real property) providing for aggregate rentals of $1,000,000 or more or any Capitalized Lease;

(ii)           any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets requiring annual payments by the Company and its Subsidiaries of $500,000 or more;

(iii)          any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of the Company of materials, supplies, goods, services, equipment or other assets requiring annual payments to the Company and its Subsidiaries of $500,000 or more;

(iv)          any partnership, joint venture, limited liability company, operating or other similar agreement or arrangement;

(v)           any agreement or series of related agreements within the last five years relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) and involving aggregate consideration paid to or by the Company or any Subsidiary of $2,000,000 or more;

(vi)          any agreement relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) involving amounts in any individual case in excess of $500,000;

(vii)         any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(viii)        any material option, license, franchise or similar agreement, in each case other than the IP Licenses and the Management Agreements;

(ix)           any agency, dealer, sales representative, marketing or other similar agreement involving amounts in any individual case in excess of $500,000;

(x)            any agreement that (A) limits the freedom in any material respect of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Company or any Subsidiary of the Company after the Effective Time or (B) contains material exclusivity obligations or material restrictions binding on the Company or any Subsidiary of the Company or that would be binding on Parent or its Affiliates after the Effective Time;

(xi)           any (A) material agreement with any Stockholder or any of its Affiliates, (B) any material agreement with any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Stockholder or any of its Affiliates, (C) any material agreement with any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Stockholder or any of its Affiliates or (D) any agreement with any current, or any material agreement with any former, director or officer of any Stockholder or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer, in each case other than the Management Agreements, Employee Plans and indemnification agreements;

(xii)          any material agreement (excluding Employee Plans or indemnification agreements) with any current or former director or officer of the Company or any Subsidiary of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(xiii)         any collective bargaining, union or other labor agreement or any employment, severance, retention, bonus or other similar agreement, in each case involving payments in excess of $250,000, with any current or former employee or director of the Company or any Subsidiary of the Company other than any such agreement disclosed in Section 3.22(a) of the Company Disclosure Schedule; or

(xiv)        any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business and (B) material to the Company and its Subsidiaries, taken as a whole.

(b)        Each agreement, contract, plan, lease (other than of real property), arrangement or commitment disclosed on the Company Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  True and complete copies of (i) each such agreement, contract, plan, lease, arrangement or commitment (including all modifications and amendments thereto) and (ii) all form contracts, agreements or instruments used in the business of the Company or any Subsidiary of the Company, have been made available to Parent.

Section 3.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree except for any failure to comply which would not reasonably be expected to result in any material liability to the Company or its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries have, at any time, been subject to the requirements of Section 12(g) or 15(d) of the 1933 Act.

Section 3.13.  Litigation. There is no action, suit, investigation or proceeding (or to the Knowledge of the Company any basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, in each case which if adversely determined would or would reasonably be expected to result in liabilities or payments of $100,000 or more.

Section 3.14.  Properties.  (a) Section 3.14 of the Company Disclosure Schedule sets forth a true, correct and complete list of the location number and address (street number, city/town and state) of all real property leased (the “Leased Real Property”) by the Company and its Subsidiaries as of the date hereof.  Section 3.14 of the Company Disclosure Schedule notes the Leased Real Property which is subject to a lease or sublease providing for annual base rentals of at least $300,000 as of the date hereof (a “Material Lease”; each such leased real property, a “Material Leased Real Property”); provided that all of the Company’s leased offices in Ventura, California and Oxnard, California shall be deemed to be, in the aggregate, a Material Leased Real Property and the leases relating to such offices shall be considered a Material Lease.  The Company or its Subsidiaries have valid leasehold or licensed interests in all Material Leased Real Property and all material leased assets and good and valid title to all material owned assets (whether personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such Material Leased Real Property or assets is subject to any Lien, except for any Permitted Liens.

(b)        There are no actions or proceedings affecting any such Material Leased Real Property or assets pending or, to the Knowledge of the Company threatened, which might materially detract from the value or materially interfere with any present use of any such property or assets.

(c)        The material plants, buildings, structures and equipment owned by the Company or any Subsidiary of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(d)        The premises demised under the Material Leases, and the continued use, occupancy and operation thereof as currently used, occupied and operated by the Company or its Subsidiaries, does not violate any material applicable building, zoning, subdivision, other land use and similar laws, regulations and ordinances or any material license, franchise, permit, certificate, approval or other similar authorization.

(e)        The property and assets owned or leased by the Company or any Subsidiary of the Company, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary of the Company and are adequate to conduct such businesses as currently conducted.

(f)         The Company has made available to Parent copies of all of the leases and amendments with respect to the Leased Real Property, if any, which copies are true and complete in all material respects.  Each Material Lease is a valid and subsisting lease enforceable against the parties thereto in accordance with its terms.  As of the date hereof, to the Company’s Knowledge, no default of any landlord under any of such Material Lease after applicable grace periods, if any, exists.  The Company has not received any written notices alleging a default by the Company or its Subsidiaries under the Material Leases and, to the Company’s Knowledge, there are (i) no defaults by the Company or its Subsidiaries under any of such Material Leases that would entitle the landlord thereunder to terminate same and (ii) no events which with notice or lapse of time or both would constitute such a default.

(g)        Neither the Company nor any of its Subsidiaries owns any real property.

(h)        No representation or warranty is made in this Section 3.14 with respect to any Intellectual Property Rights that are the subject of Section 3.15.

Section 3.15.  Intellectual Property.  (a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of each item of Owned Intellectual Property Rights that is registered, issued or subject to an application for registration and specifying as to each such Owned Intellectual Property Right, as applicable, (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions by or in which such Intellectual Property Right has been issued, registered or in which an application for such issuance or registration has been filed, and (iv) the registration or application numbers thereof.  For the avoidance of doubt, the Owned Intellectual Property Rights are not limited to those items set forth on this Section 3.15(a) of the Company Disclosure Schedule but rather include all items covered by the definition of Owned Intellectual Property Rights, whether or not identified on a Schedule, including for illustration purposes only and not as a limitation, trade secrets and unregistered copyrighted material.

(b)        Section 3.15(b) of the Company Disclosure Schedule sets forth as of the date hereof each and every written IP License (other than shrink wrap or click-through licenses for commercially available personal computer software) and sets forth as of the date hereof (i) the title of the IP License, (ii) the date thereof and (iii) the parties thereto.

(c)        The Owned Intellectual Property Rights and the Intellectual Property Rights used under the IP Licenses together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.  The consummation of the transactions contemplated by this Agreement will not adversely affect any material Owned Intellectual Property Rights or require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any IP License, except in each case as would not reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, which, for the purpose of this sentence shall mean that the business of the Company could not be conducted as currently conducted or in a substantially similar manner or otherwise have a Material Adverse Effect on the Company. The Company and its Subsidiaries, as the case may be, own or have sufficient rights to use the work product developed for them under their currently existing software development agreements in their business as currently conducted.

(d)        None of the Company and its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property Right of any third Person, and during the seven years prior to the date hereof, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third Person in any manner, in either case that has or would reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, which, for the purpose of this sentence shall mean that the business of the Company could not be conducted as currently conducted or in a substantially similar manner or otherwise has had or would reasonably be expected to have a Material Adverse Effect on the Company.  There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary of the Company, or, to the Knowledge of the Company, any present officer, director or employee of the Company or any Subsidiary of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company (A) in any of the Owned Intellectual Property Rights or (B) under any IP License, (ii) alleging that the use of the Owned Intellectual Property Rights or the Intellectual Property Rights under any IP License or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary of the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party except in each case as has not had or would not reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, which, for the purpose of this sentence shall mean that the business of the Company could not be conducted as currently conducted or in a substantially similar manner or otherwise have a Material Adverse Effect on the Company.

(e)        The Company’s and its Subsidiaries’ right, title and interest in and to all material Owned Intellectual Property Rights are free and clear of any Lien other than Permitted Liens.

(f)         To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property Right other than as has not and would not reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, which, for the purpose of this sentence shall mean that the business of the Company could not be conducted as currently conducted or in a substantially similar manner, or otherwise have a Material Adverse Effect on the Company.

Section 3.16.  Insurance Coverage.  The Company has furnished to Parent a list of, and made available to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its domestic Subsidiaries.  There is no material claim by the Company or any Subsidiary of the Company pending under any insurance policy (each, an “Insurance Policy”) or fidelity bond (each, a “Bond”) relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy or Bond or in respect of which such underwriters have reserved their rights.  All premiums payable under all Insurance Policies and Bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Insurance Policies and Bonds.  The Insurance Policies and Bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since July 1, 2000 and remain in full force and effect.  The Insurance Policies and Bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary of the Company.  As of the date hereof, the Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any Insurance Policy or Bond.

Section 3.17.  Licenses and Permits.  Section 3.17 of the Company Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (other than with respect to real property) (the “Permits”), together with the name of the government agency or entity issuing such Permit, except for such Permits the failure of which to hold would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, (i) such Permits set forth in Section 3.17 of the Company Disclosure Schedule are valid and in full force and effect, (ii) neither the Company nor any Subsidiary of the Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits set forth in Section 3.17 of the Company Disclosure Schedule and (iii) none of such Permits set forth in Section 3.17 of the Company Disclosure Schedule will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 3.18.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.19.  Taxes.  (a) Filing and Payment.  (i) All Tax Returns have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws except for Tax Returns the non-filing of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) as of the time of filing, such Tax Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on such Tax Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b)        Financial Records.  (i) The Company’s (including its Subsidiaries’) accruals for Taxes reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate in accordance with GAAP with respect to the material Tax liabilities that have accrued and that are estimated to accrue through December 31, 2003; (ii) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has engaged in any transaction, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax Asset; and (iii) all information set forth in the Company Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c)        Procedure and Compliance.  (i) All income, sales, use and payroll Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any Subsidiary is delinquent in the payment of any material Tax or has requested any extension of time within which to file any material Tax Return and has not yet filed such Tax Return; (iii) neither the Company nor any Subsidiary (or, to the Knowledge of the Company, any member of any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or Tax Asset; (v) no adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company or any Subsidiary has been made, proposed or, to the Knowledge of the Company, threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which would reasonably be expected to be made or proposed in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (vi) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any Subsidiary and any Taxing Authority; and (vii) neither of the Company nor any Subsidiary has received a tax opinion with respect to any transaction relating to the Company or any Subsidiary, other than a transaction in the ordinary course of business.

(d)        Taxing Jurisdictions.  No assertion has been made or, to the Knowledge of the Company, threatened by a Taxing Authority that the Company or any Subsidiary is required to file a Tax Return in a jurisdiction in which the Company or a Subsidiary has not filed a Tax Return nor is the Company aware of any such jurisdiction.

(e)        Tax Sharing, Consolidation and Similar Arrangements.  (i) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) other than the Kinko’s, Inc. Tax Sharing Agreement of November 7, 1997, neither the Company nor any Subsidiary is party to any Tax Sharing Agreement pursuant to which the Company or any Subsidiary is liable for Taxes of another Person; and (iii) neither the Company nor any Subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to any material Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)         Certain Agreements and Arrangements.  (i) Neither the Company nor any Subsidiary is a direct or indirect beneficiary of a guarantee of tax benefits with respect to any transaction or tax opinion relating to the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) of the Code or, with respect to the taxable periods ending December 31, 2000 or later and to the extent any such understanding or arrangement would reasonably be expected to give rise to a substantial understatement penalty pursuant to Section 6662 of the Code, Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “potentially abusive tax shelter” required to be disclosed under Treasury Regulations Section 1.6011-4 (without regard to Section (b)(3) thereof); and (iii) during the five-year period ending on the date hereof, neither the Company nor any Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        Property and Leases.  (i)  Neither the Company nor any of its Subsidiaries is party to any material lease arrangement entered into outside the ordinary course of its business and (ii) neither the Company nor any Subsidiary owns a material amount of “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)        Certain Elections.  (i) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any Subsidiary as an association, corporation or partnership and (ii) no Subsidiary is disregarded as an entity for Tax purposes.

Section 3.20.  Employees.  The document captioned “Employee List (as of December 24, 2003)” that was previously delivered by the Company to Parent sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries, in each case whose annual base salary exceeds $150,000 as of the date hereof.  Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification).  To the Knowledge of the Company as of the date hereof, none of the employees referred to in the first sentence of this Section 3.20 has indicated to the Company or its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

Section 3.21.  Labor Matters.  The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board.

Section 3.22.  Employee Benefit Plans. (a) Section 3.22(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA that is subject to any provision of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and all current summary plan descriptions, summaries of material modifications and material communications to employees have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”

(b)        Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued nor, to the Knowledge of the Company, has revocation been threatened.  Each corresponding trust intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has been determined to be so exempt by the IRS.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and all contributions required to be made under each Employee Plan have been made or accrued.  No material events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under Section 4975, 4979, 4980B or 5000 of the Code.

(d)        Except as otherwise provided in this Agreement or set forth in Section 3.22(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  The consummation of the Merger and the other transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

(e)        Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f)         There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recently ended fiscal year.

(g)        Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h)        Excluding routine claims for benefits, there is no action, suit, audit, proceeding or, to the Knowledge of the Company, investigation pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(i)         Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.  According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the most recent valuation date applicable to such International Plan, the total amount or fair value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the accrued benefit obligations under such Plan.  From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

Section 3.23.  Environmental Matters.  (a) Prior to the date hereof and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

(ii)           the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii)          there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

(b)        There has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2000, of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent at least five Business Days prior to the date hereof.

(c)        The consummation of the transactions contemplated hereby will not trigger any requirements under Sections 22a-134 through 22a-134e of the Connecticut General Statutes, as amended, and any rules or regulations promulgated thereunder.

(d)        For purposes of this Section 3.23, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries, though all representations and warranties with respect to predecessors shall be made subject to the Knowledge of the Company.

Section 3.24.  Books and Records.  The minute books, record books and other records of the Company and each Subsidiary of the Company, all of which have been made available to Parent or their representatives, are complete and correct in all material respects.

Section 3.25.  Affiliate Transactions.  Except with respect to transactions between the Company and one of its Subsidiaries, or between Subsidiaries of the Company, none of the Stockholders nor any of the respective directors, officers, employees, Affiliates, “associates” or members of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any Stockholder, the Company or any Subsidiary of the Company, (i) is involved in any material business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (ii) has owned or owns any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries or (iii) is otherwise party to any contract or agreement with the Company or any of its Subsidiaries providing for aggregate payments in excess of $100,000 (other than at will employment agreements), other than an Employee Plan listed in Section 3.22(a) of the Company Disclosure Schedule.

Section 3.26.  Antitakeover Statutes and Rights Agreement.  The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from any antitakeover “control share acquisition,” “fair price,” “moratorium” or similar statute or regulation that applies or purports to apply to any such transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder severally and not jointly represents and warrants to Parent:

Section 4.01.  Existence and Power.  Such Principal Stockholder is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers

(corporate or otherwise) and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Authorization.  The execution, delivery and performance by such Principal Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within such Principal Stockholder’s powers (corporate or otherwise) and have been duly authorized by all necessary action on the part of such Principal Stockholder.  This Agreement constitutes a valid and binding agreement of such Principal Stockholder.

Section 4.03.  Noncontravention.  The execution, delivery and performance by such Principal Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws (or other organizational document, as applicable) of such Principal Stockholder, (ii) assuming compliance with the matters referred to in Section 4.02, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Principal Stockholder is entitled under any provision of any agreement or other instrument binding upon such Principal Stockholder or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Principal Stockholder or (iv) result in the creation or imposition of any Lien on any asset of such Principal Stockholder, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Principal Stockholder or materially to impair the ability of such Principal Stockholder to consummate the transactions contemplated by this Agreement.

Section 4.04.  Ownership of Shares.  Such Principal Stockholder is the record owner of the Shares set forth opposite its name in Section 4.04 of the Company Disclosure Schedule, free and clear of any Lien.

Section 4.05.  Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Principal Stockholder threatened against or affecting, such Principal Stockholder which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each of the Principal Stockholders that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, including Japan, Korea and China, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05.  Financing.  At the Closing, Merger Sub will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

Section 5.06.  Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions completed by this Agreement.

ARTICLE 6
COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a)        adopt or propose any change to its certificate of incorporation or bylaws or other organizational documents or amend any material term of any security;

(b)        except as set forth in Section 6.01(b) of the Company Disclosure Schedule, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)        sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

(d)        declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company (other than any such dividend or distribution by a Subsidiary of the Company which is paid or made to the Company or another Subsidiary of the Company);

(e)        incur any Indebtedness (other than Funded Debt) in excess of $500,000 individually or $5,000,000 in the aggregate;

(f)         create or incur any Lien on any material asset other than in the ordinary course of business consistent with past practices, Permitted Liens and Liens securing Indebtedness permitted to be incurred under Section 6.01(e);

(g)        make any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business consistent with past practices;

(h)        enter into any transaction or make any commitment, or enter into any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish, cancel, terminate or fail to renew any contract or other right, in any case, material and adverse to the Company and its Subsidiaries, taken as a whole;

(i)         change any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP;

(j)         except as may be required by law or by contractual obligations existing as of the date hereof (in the case of clauses (i) through (iv) below) (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries other than in accordance with existing policies and agreements and in the ordinary course of business consistent with past practice, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) except as set forth in Section 6.01(j) of the Company Disclosure Schedule enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries (other than periodic increases in salary in the ordinary course of business consistent with past practice or in connection with promotions of employees to positions having an annual base salary of less than $150,000) or (vi) issue any Company Stock Option or Deferred Share (other than pursuant to the Company’s Directors Compensation Plan);

(k)        except as set forth in Section 6.01(k) of the Company Disclosure Schedule, make any capital expenditure, or commit to a capital expenditure, for additions or improvements to property, plant and equipment in an amount in excess of $5,000,000 in the aggregate;

(l)         make any material payments, grant material discounts or any other consideration to customers or suppliers, other than in the ordinary course of business consistent with past practice and other than payment of Company Expenses, or fail to pay or satisfy when due any material liability incurred in the ordinary course of business consistent with past practice (including in each case, the timing of any such payments);

(m)       settle any material litigation;

(n)        (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at the Effective Time, unless such representation and warranty relates to an earlier date or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at the Effective Time, unless such representation and warranty relates to an earlier date; and

(o)        agree or commit to do any of the foregoing.

Section 6.02.  No Solicitation; Other Offers.  (a) None of the Principal Stockholders nor the Company shall, nor shall any of the Principal Stockholders or the Company authorize or permit any of its or their respective Subsidiaries or Affiliates nor any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Covered Persons”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.  Each of the Principal Stockholders and the Company shall, and shall cause all Covered Persons to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information (other than any such confidential information furnished to the Company’s lenders solely for purposes of evaluating or implementing the proposed recapitalization).

Section 6.03.  Access to Information; Confidentiality.  (a) From the date hereof until the Effective Time, the Company will (i) give, and will cause each Subsidiary of the Company to give, Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish, and will cause each Subsidiary of the Company to furnish, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary of the Company as such Persons may reasonably request, (iii) deliver to Parent a monthly working capital statement, certified by the chief financial officer of the Company, setting forth in reasonable detail the current assets, current liabilities, Company Expenses and Funded Debt of the Company as of the end of the prior month, (iv) deliver to Parent a weekly statement, certified by the chief financial officer of the Company, setting forth in reasonable detail the cash, accounts receivable, accounts payable, Company Expenses and Funded Debt of the Company as of the end of the prior week and (v) instruct the employees, counsel and financial advisors of the Company or any Subsidiary of the Company to cooperate with Parent in its investigation of the Company or any Subsidiary of the Company.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the duties and responsibilities of its employees.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company and its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary of the Company to risk of liability.  No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Principal Stockholder hereunder.

(b)        After, and for a period of 2 years from the Effective Time, CD&R and its Affiliates will hold, and will use its reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law and other than in connection with any dispute among the parties hereto or between a party hereto and a current or former stockholder of the Company that, in either case, arises out of or in connection with this Agreement or the transactions contemplated hereby, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Person, (ii) in the public domain through no fault of CD&R or its Affiliates (other than the Company and its Subsidiaries) or (iii) later lawfully acquired by such Person from sources other than those related to its prior ownership of Shares; provided that CD&R may disclose such information to any governmental authority to the extent required in connection with any filings with such governmental authority contemplated by this Agreement.  Notwithstanding the foregoing, CD&R is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information).  Moreover, notwithstanding any other provision of this Agreement or the confidentiality agreement between the Company and Parent dated November 17, 2003, there shall be no limitation on CD&R’s ability to consult any tax adviser, whether or not independent from the Company or its Affiliates, regarding the tax treatment or tax structure of the transactions contemplated hereby.  The obligation of CD&R and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 6.04.  Intercompany Accounts.  Immediately prior to the Effective Time, all intercompany accounts listed in Section 3.10 of the Company Disclosure Schedule other than those amounts set forth in Section 6.04 of the Company Disclosure Schedule shall be repaid (irrespective of the terms of payment of such intercompany accounts).

Section 6.05.  Company Expenses.  Following the Effective Time, neither the Company nor any of its Subsidiaries shall have any obligations or liabilities in respect of any Company Expenses.

Section 6.06.  NJDEP Filings.  The Company agrees that, prior to providing any documents or other information to the NJDEP with respect to this Agreement or the transactions contemplated hereby, Parent shall have the right to review and approve (such approval not to be unreasonably withheld) the form and substance of any such documents and other information.

Section 6.07.  Notices of Certain Events.  The Company and each Principal Stockholder shall promptly notify Parent and Merger Subsidiary in writing of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such Principal Stockholder, the Company or any Subsidiary of the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement; and

(d)           any circumstance, event or action the existence, occurrence or taking of which would result in any representation or warranty made by the Company or such Principal Stockholder, as the case may be, in this Agreement not being true and correct.

No information received by Parent pursuant to this Section 6.07 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Principal Stockholder in this Agreement.

Section 6.08.  Tax Matters.  (a) Unless Parent has given prior written consent, such consent not to be unreasonably withheld, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds (specifically including any refund related to the transactions contemplated by the definition of Additional Amount), enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, except in the ordinary course of business consistent with past practice, take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of the Company or any of its Subsidiaries.

(b)        The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.  The Company shall, and shall cause each relevant Subsidiary to, prior to the Effective Time, file all Canadian income, capital and other Tax Returns that are or were required to be filed and shall pay all amounts due and payable relating to such Tax Returns.

(c)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Company incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

(d)        The Company will take all actions necessary to terminate, before the Effective Time, the Kinko’s, Inc. Tax Sharing Agreement of November 7, 1997.

(e)        The Company will account for the payments made pursuant to Section 2.07 as taxable wages to the extent such payments are made to employees of the Company.

Section 6.09.  Stockholder Notice.  The Company shall use its reasonable best efforts to prepare and mail to all stockholders other than stockholders which executed the Consents as promptly as practicable the notice required by Section 228(e) of the Delaware Law describing in reasonable detail the Merger and the Consents (the “Stockholder Notice”) and otherwise to comply with all legal requirements under the Delaware Law in respect of the Merger.  The Stockholder Notice at the time it is mailed shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 6.10.  Termination of Certain Agreements.  The Company and the Principal Stockholders shall terminate prior to or contemporaneously with the Closing all of the agreements set forth in Section 6.10 of the Company Disclosure Schedule without any liability to the Company or its Subsidiaries.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, Parent and its Affiliates will hold in confidence, pursuant and subject to the terms of the confidentiality agreement between Parent and Company dated November 17, 2003, all confidential documents and information concerning the Company or any Subsidiary of the Company furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information relate to the structure or tax aspects of the transactions contemplated hereby; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially; and provided further that Parent may disclose such information to any governmental authority to the extent required in connection with any filings with such governmental authority contemplated by this Agreement.  Notwithstanding the foregoing, Parent and its Affiliates are permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information).  Moreover, notwithstanding any other provision of this Agreement or the confidentiality agreement between Parent and Company dated November 17, 2003, there shall be no limitation on Parent’s ability to consult any tax adviser regarding the tax treatment or tax structure of the transactions contemplated hereby.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each of its Subsidiaries (including former Subsidiaries of the Company merged into the Company or any of its Subsidiaries) (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws and as provided under the Company’s certificate of incorporation and bylaws or indemnification agreements with such Indemnified Persons, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b)        For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay premiums in any one year in excess of 200% of the amount per annum the Company paid in its current fiscal year, which amount the Company has disclosed to Parent prior to the date hereof; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute for such Company policies new policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage.

(c)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(d)        The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04.  Employee Benefits.  (a) For the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause the Company to, ensure that all employees and officers of the Company and any of its Subsidiaries receive compensation and benefits, in accordance with the Company’s policies, that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits received by such individuals in the aggregate immediately prior to the date hereof under applicable Employee Plans (other than any Employee Plan providing for stock based compensation or benefits).  The provisions of this Section 7.04 shall not create in any current or former employee of the Company or its Subsidiaries any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment.  It is understood by the parties, and it shall not be a violation of Parent’s covenant herein, that Parent may, or may cause the Company to, without providing any consideration or benefit improvement, change or eliminate any investment choice in the Company’s 401(k) plan, including without limitation the employer stock fund, and may change vendors and other service providers associated with such plan from time to time.

(b)        Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, Parent shall have sole discretion over the hiring, promotion, retention, termination and, subject to Section 7.04(a), other terms and conditions of the employment of the employees of the Company.  Except as otherwise provided in this Section 7.04, nothing herein shall prevent Parent from amending or terminating any Employee Plan in accordance with its terms.

(c)        If, following the Effective Time, Parent determines to permit the employees of the Company to participate in the employee benefit plans and arrangements of Parent (“Parent Plans”), Parent shall provide any employee of the Company or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries as of the Effective Time and has continued to be so until the effective time of such proposed participation (each, an “Affected Employee”) full credit for such Affected Employee’s service with the Company or any of its Subsidiaries or predecessors for purposes of eligibility and vesting under the Parent Plans, to the same extent recognized under similar plans or arrangements of the Company or such Subsidiary in which any such Affected Employee participated prior to and, to the extent applicable, following, the Effective Time, except: (i) with respect to any health plan maintained by Parent or its Subsidiaries, Parent will, in accordance with the requirements of the Health Insurance Portability and Accountability Act (“HIPAA”), waive any limitation on medical coverage due to pre-existing conditions for an employee or dependant who is covered under the Company’s health plan immediately prior to the date on which such employee or dependent would be covered under a health plan maintained by Parent or any of its Subsidiaries, (ii) Parent shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by Parent or its Subsidiaries prior to the date on which the employee actually becomes a participant in such plan, and (iii) with respect to any health plan of Parent or one of its Subsidiaries which provides post-retirement coverage, Parent will provide credit only for periods of an employee’s employment with Parent or its Subsidiaries for purposes of determining eligibility.

ARTICLE 8
COVENANTS OF PARENT, THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the Company, the Principal Stockholders and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make appropriate filings pursuant to applicable antitrust and merger control laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any applicable filings in Japan, Korea and China, with respect to the transactions contemplated hereby as promptly as practicable and, in the case of such Notification and Report Form pursuant to the HSR Act, in any event within ten (10) Business Days of the date hereof.  Each of the Parent and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any similar foreign laws and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any similar foreign laws as soon as practicable.

Section 8.02.  Certain Filings.  (a) The Company, the Principal Stockholders and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        Nothing in Section 8.01, Section 8.02(a) or any other Section of this Agreement will require either Parent or the Company to enter into any consent decree with respect to or otherwise accept any condition or restriction (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Affiliates of all or any material portion of the Company and its Subsidiaries (or their business or assets) or the business or assets of Parent or any of its Affiliates in any material respect, (ii) seeking to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the Company and the Subsidiaries (or their business or assets) or of all or any material portion of the business or assets of Parent or any of its Affiliates or (iii)

seeking to require divestiture by Parent or any of its Affiliates of the Company or any material Subsidiary of the Company (or all or a material portion of their business or assets) or of all or any material portion or the business or assets of Parent or any of its Affiliates.

Section 8.03.  Public Announcements.  The parties agree to consult with each other regarding the timing and content before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.  On the date of this Agreement, the Parent and the Company shall issue a joint press release announcing the execution and delivery of this Agreement and the transactions contemplated hereby.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)        this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

(b)        no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c)        any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and any applicable merger control filings in Japan and Korea shall have been completed to the extent required to be completed prior to the Effective Date;

(d)        any applicable requirements pursuant to ISRA, including any filings required to be made with the NJDEP, shall have been fully complied with to the extent required to be complied with prior to the Effective Time and Parent shall have received in respect of any operations conducted in, or any real property owned, leased or operated by the Company or any of its Subsidiaries in the state of New Jersey, evidence of such compliance with ISRA.  Such evidence shall be in a form reasonably satisfactory to Parent and not impose on Parent, Merger Subsidiary, the Company or any of its Subsidiaries any material obligations or liabilities to which Parent shall not have consented in writing prior to the Effective Time; and

(e)        all Company Expenses shall have been paid in cash in full by the Company on or prior to the Closing Date, as evidenced by the delivery of customary “pay-off” letters, in form and substance reasonably satisfactory to Merger Sub, from each of the Persons set forth in Section 9.01(e) of the Company Disclosure Schedule and any other Person in respect of whom Company Expenses are or were payable, acknowledging that each of such Persons has not and will not, at any time, raise any claims against, or attempt to collect any payments from, the Company, any of its Subsidiaries, Parent, Merger Sub or the Surviving Corporation with respect to the payment of any Company Expenses.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)        (i) the Company and the Principal Stockholders shall have performed (A) in all material respects all of its obligations hereunder, other than its obligations pursuant to Section 6.01(n), required to be performed by it at or prior to the Effective Time and (B) its obligations pursuant to Section 6.01(n), with only such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties of the Company and the Principal Stockholders contained in this Agreement and in any certificate or other writing delivered by the Company or the Principal Stockholders pursuant hereto (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification) shall be true at and as of the Effective Time as if made at and as of such time (unless such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true as of such earlier date), with only such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by (A) the Chief Executive Officer of the Company to the foregoing effect as it relates to the Company and (B) a senior officer of each Principal Stockholder to the foregoing effect as it relates to such Principal Stockholder;

(b)           Parent shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Parent.

(c)        Parent shall have received evidence reasonably satisfactory to it that all agreements listed in Section 6.10 of the Company Disclosure Schedule have been terminated without any liability to the Company or its Subsidiaries.

(d)        Parent shall have received evidence reasonably satisfactory to it that as of immediately prior to the Effective Time the Company shall have an aggregate amount of cash balances and cash equivalents that is not less than the amount of Remaining Cash.

(e)        The Company shall have delivered a certification dated not more than 30 days prior to the Closing Date and signed by the Company to the effect that the Company is not, nor has it been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)        (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard qualification) shall be true at and as of the Effective Time as if made at and as of such time, with only such exceptions as have not had or reasonably would not be expected to have, individually or in the aggregate a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by an Executive Vice President of Parent to the foregoing effect.

(b)        Parent shall have received all consents, authorizations or approvals from Governmental Authorities referred to in Section 5.03, in each case in form and substance reasonably satisfactory to the Company, and no such consent, authorization or approval shall have been revoked.

(c)        The Company shall have received all documents it may reasonably request relating to the existence of Parent and the authority of Parent for this Agreement, all in form and substance reasonably satisfactory to the Company.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding consent to this Agreement by the stockholders of the Company):

(a)        by mutual written agreement of the Company and the Parent;

(b)        by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before May 31, 2004 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii)           (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c)        by Parent, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) the Company shall have willfully or materially breached its obligations under Section 6.02; or

(d)        by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 10.02 and Section 7.01, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
Attention: Kenneth R. Masterson
Facsimile No.: (901) 818-7590

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Ulrika Ekman
Facsimile No.: (212) 450-3800

if to the Company, to:

Kinko’s, Inc.
Three Galleria Tower

13155 Noel Road, Suite 1600

Dallas, TX  75240

Attention: General Counsel
Facsimile No.: (214) 550-7001

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York  10022
Attention:      John M. Allen, Jr.

Paul S. Bird

Facsimile No.: (212) 909-6836

if to CD&R VI, to:

Clayton, Dubilier & Rice

Fund VI Limited Partnership

1403 Foulk Road, Suite 106
Wilmington, Delaware  19803
Attention:  General Partner
Facsimile No.:  (212) 407-5250

with a copy to:

Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York  10152
Attention:  David H. Wasserman
Facsimile No.:  (212) 407-5260

and to:

Debevoise & Plimpton
919 Third Avenue
New York, New York  10022
Attention:      John M. Allen, Jr.

Paul S. Bird

Facsimile No.: (212) 909-6836

if to CD&R V, to:

Clayton, Dubilier & Rice

Fund V Limited Partnership

1403 Foulk Road, Suite 106
Wilmington, Delaware  19803
Attention:  General Partner

Facsimile No.:  (212) 407-5250

with a copy to:

Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York  10152
Attention:  David H. Wasserman
Facsimile No.:  (212) 407-5260

and to:

Debevoise & Plimpton
919 Third Avenue
New York, New York  10022
Attention:      John M. Allen, Jr.

Paul S. Bird

Facsimile No.: (212) 909-6836

if to J.P. Morgan Partners (BHCA), L.P., to:

J.P. Morgan Partners (BHCA), L.P.
c/o J.P. Morgan Partners, LLC
50 California Street, 29th Floor
San Francisco, California  94111
Attention: Shahan D. Soghikian
Facsimile No.: (415) 591-1205

with a copy to:

Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California  94025
Attention: Anthony J. Richmond
Facsimile No.: (650) 463-2643

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 6.03(b), 7.03, 7.04 and 8.04 which shall survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.  Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder.

Section 11.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10.  Entire Agreement.  This Agreement, the Confidentiality Agreement and the letter agreement dated the date hereof between Parent and an Affiliate of CD&R constitute the entire agreement between the parties with respect to the subject matter hereto and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereto and thereof.

Section 11.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINKO’S, INC.

By:	/s/ Gary M. Kusin
	Name:	Gary M. Kusin
	Title:	President and Chief Executive Officer

FEDEX CORPORATION

By:	/s/ Kenneth R. Masterson
	Name:	Kenneth R. Masterson
	Title:	Executive Vice President, General Counsel and Secretary

KEYWAY, INC.

By:	/s/ Kenneth R. Masterson
	Name:	Kenneth R. Masterson
	Title:	President

CLAYTON, DUBILIER & RICE
FUND V LIMITED PARTNERSHIP

By:CD&R Associates V Limited Partnership, its General Partner

By:CD&R Investment Associates V, Inc., its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE
FUND VI LIMITED PARTNERSHIP

By:CD&R Associates VI Limited Partnership, its General Partner

By:CD&R Investment Associates VI, Inc., its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

J.P. MORGAN PARTNERS (BHCA), L.P.

By: JPMP Master Fund Manager, L.P., its General Partner

By: JPMP Capital Corp., its General Partner

By:	/s/ Andrew Kahn
	Name:	Andrew Kahn
	Title:	Managing Director